Exhibit 99.2

UTSTARCOM AMENDS NOTEHOLDER CONSENT SOLICITATION

ALAMEDA, CA, July 25, 2007—UTStarcom, Inc. (NASDAQ: UTSI) previously announced that it is soliciting consents from the holders of its convertible subordinated notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6) (the “Notes”) to certain proposed amendments and a waiver pursuant to the indenture under which the Notes were issued (the “Indenture”).  UTStarcom announced today that it is amending the terms of the consent solicitation, including to modify the proposed amendment as follows: Under the modified proposed amendment, the period during which a failure by UTStarcom to timely file with the Securities and Exchange Commission (the “SEC”), and furnish to the trustee copies of, certain reports and other information required to be filed by UTStarcom under the Securities Exchange Act of 1934, as amended, and to provide the trustee with certificates of its compliance with these filing and delivery requirements (together, the “Reporting Covenants”) would not cause a default or event of default, would be limited to the period from and including the date the proposed amendments and waiver become effective (the “Effective Date”) to 5:30 p.m. New York City time, on October 15, 2007 (the “Expiration Date”).  Any default that would have been deemed to have occurred prior to the Expiration Date and would be deemed to remain uncured and be continuing, in each case, without regard to the proposed amendments, would be deemed to have occurred on the Expiration Date.  The modified proposed amendments would also increase the Special Interest on the Notes to a rate of 10% per annum (representing an increase of 3.25% to the current rate of 6.75% per annum), and would provide that the Notes accrue Special Interest, in addition to regularly scheduled payments of interest, from and including the Effective Date until the notes are paid, converted, redeemed, repurchased or otherwise cease to be outstanding.  UTStarcom is also seeking consents to a waiver under the Indenture of any default or events of default that may have occurred or may occur prior to the Effective Date as a result of a failure by UTStarcom to comply with the Reporting Covenants.   The proposed waiver is not being modified by the amendment of the consent solicitation. Holders of the Notes are referred to UTStarcom’s Consent Solicitation Statement dated July 19, 2007, the Supplement thereto, dated July 25, 2007, and the accompanying Letter of Consent, mailed to the holders, for the detailed terms and conditions of the consent solicitation.

The record date for determining the holders who are entitled to consent is July 18, 2007. The consent solicitation will expire at 5:00 p.m. New York City time, on Thursday, July 26, 2007, unless extended or earlier terminated.  Holders having delivered consents prior to July 25, 2007 and desiring to consent pursuant to the amended terms of the consent solicitation need not take further action.

UTStarcom has retained Global Bondholder Services Corporation to serve as Information Agent and Tabulation Agent for the consent solicitation.  Requests for documents should be directed to Global Bondholder Services at (866) 937-2200 or (212) 430-3774.  UTStarcom has also retained Citi as solicitation agent for the consent solicitation.  Questions concerning the terms of the consent solicitation should be directed to Citi at (800) 558-3745 or (212) 723-6106.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.  The solicitation is being made solely pursuant to UTStarcom’s Consent Solicitation Statement dated July 19, 2007 the Supplement thereto, dated July 25, 2007, and the accompanying Letter of Consent.  Notwithstanding UTStarcom’s intention to seek waivers, no assurance can be given that an event of default under the Indenture will not occur in the future.

About UTStarcom, Inc.

UTStarcom designs, manufactures and sells telecommunications infrastructure, handsets and customer premise equipment and provides services associated with their installation, operation, and maintenance.  Its products are sold primarily to telecommunications service providers or operators.  UTStarcom sells an extensive range of products that are designed to enable voice, data and video services for its operator customers and consumers around the world.  While historically the vast majority of its sales have been to service providers in China, it has expanded its focus to build a global presence and currently sells its products in several other established and emerging growth markets, which include North America, Japan, India, Central and Latin America, Europe, the Middle East, Africa and Southeast and North Asia.

For more information about UTStarcom, visit UTStarcom’s website at www.utstar.com.

Forward-Looking Statements

This press release includes statements that disclose UTStarcom’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to UTStarcom’s notes and potential consequences, and these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. UTStarcom cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Potential risks and uncertainties include, among other things: (1) the results and timing of completion of internal reviews undertaken by UTStarcom; (2) the previously announced restatement of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting described below; (3) the review and filing by UTStarcom of its Quarterly Report on Form 10-Q for the period ended September 30, 2006, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the period ended March 31, 2007; (4) the possibility that an event of default under the Indenture could occur and that the trustee under the Indenture or the holders of 25% of the outstanding aggregate principal amount of the Notes could declare a default or accelerate the maturity of the Notes; (5) the possibility that the NASDAQ Listing and Hearings Review Counsel may not grant UTStarcom’s requests for additional time to comply with its filing obligations under Nasdaq Marketplace Rule 4310(c)(14), in which case UTStarcom’s common stock would be delisted from The NASDAQ Stock Market; (6) any adverse results of lawsuits or governmental inquiries; and

(7) additional risks and uncertainties and important factors described in UTStarcom’s filings with the SEC, including its most recent annual report on Form 10-K, its most recent quarterly report on Form 10-Q, its current report on Form 8-K filed July 19, 2007 and the disclosure pursuant to Item 8.01 in its quarterly report on Form 8-K filed July 24, 2007.  As previously disclosed, UTStarcom currently estimates that, as a result of the review by UTStarcom’s special committee of UTStarcom’s past stock-based compensation practices and the related potential accounting impact, a restatement of prior financial statements will be required resulting in additional non-cash compensation and related charges of approximately $28 million. Although UTStarcom believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, no assurance can be given that its expectations will be attained or that results will not materially differ. UTStarcom undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations
UTStarcom, Inc.

(510) 749-1560

chesha.kamieniecki@utstar.com

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